EXHIBIT 99.1

United-Guardian Reports Second Quarter Financial Results

HAUPPAUGE, N.Y., Aug. 8, 2014 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported net income of $901,273 ($0.20 per share) on sales of $2,980,136 for the second quarter of 2014, and net income of $2,237,026 ($0.49 per share) on sales of $6,939,628 for the six-month period ended June 30, 2014. Net sales decreased by 17.9% for the second quarter and 8.5% for the six months, and net income decreased by 32.8% for the quarter and by 23.1% for the six months, compared with the same periods last year.

Ken Globus, President of United-Guardian, stated, "The lower earnings for this year's second quarter were the result of several factors that came together this quarter and affected our earnings. The most significant was a reduction in sales to our largest marketing partner. We believe that this was the result of their having taken in a disproportionate amount of inventory in the first quarter of this year based on sales projections they received from some of their major customers. This reduced their need for product during the second quarter. Despite this, they have indicated to us that their 2014 year-to-date sales to their customers have actually increased over last year, and they expect that by year end their sales for 2014 will be up over last year.

"The balance of the sales decline was due to the loss of a customer for one of our medical products, which accounted for 3.1% of our sales in 2013; lower-than-expected sales of our Renacidin® Irrigation, which had been off the market for 15 months due to a production curtailment on the part of the Company's supplier; and the ending of compensation payments that we had been receiving from that supplier as reimbursement for our losses caused by the production curtailment. We are hoping to offset the loss of the medical customer with a potential new customer in Australia for which we developing a new product. We are also optimistic that our recently-introduced line of Lubrajel™ Natural skin care products will begin to generate additional revenue in the near future."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2014 and JUNE 30, 2013
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013

Net sales	$ 2,980,136	$ 3,628,571	$ 6,939,628	$ 7,580,732
Costs and expenses:	1,728,196	1,999,186	3,776,756	3,971,910
Income from operations	1,251,940	1,629,385	3,162,872	3,608,822

Other income:
Investment income	53,933	64,925	87,752	119,107
Income from damage settlement	---	292,830	24,402	585,660
Total other income	53,933	357,755	112,154	704,767
Income before income taxes	1,305,873	1,987,140	3,275,026	4,313,589

Provision for income taxes	404,600	644,600	1,038,000	1,406,400

Net Income	$ 901,273	$ 1,342,540	$ 2,237,026	$ 2,907,189

Earnings per common share	$ 0.20	$ 0.29	$ 0.49	$ 0.63

••• Additional financial information can be found at the company's web site at www.u-g.com. •••

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900